Exhibit 99.1

iSpecimen Reports Second Quarter 2023 Financial and Operating Results

LEXINGTON, Mass., August 2, 2023 – iSpecimen Inc. (Nasdaq: ISPC) (“iSpecimen” or the “Company”), an online global marketplace that connects scientists requiring biospecimens for medical research with a network of healthcare specimen providers, today reported its financial and operating results for the three and six month periods ended June 30, 2023.

“In the second quarter we focused our efforts on advancing key revenue enhancement opportunities that are complementary to our core business, including sequencing, embedded coordinators and a reboot of our remnant line of business, as well as integrating new technologies to the iSpecimen Marketplace to enhance our capabilities and meet increasing demand from our customers,” said Tracy Curley, iSpecimen’s CEO. “As we aim to create the most expansive global biospecimen supply chain technology platform and marketplace, we are efficiently connecting researchers with healthcare providers and meeting the specific needs of the evolving life science industry.”

“While we pride ourselves on our ability to offer, what we believe to be, the most advanced solution for biospecimen procurement, our financial results this quarter fell below expectations. A reduction in purchase order requests, due to an industry-wide slowdown in funding to our life science research customer base, contributed to lower quarterly revenues. However, our ability to pivot to launch several new initiatives during the quarter to reinstate our expected levels of order fulfillment is proving successful as we have witnessed an increase in the level of our backlog at the close of the second quarter. Given the increase in backlog, we believe the decrease in revenue for the second quarter of 2023 represents a temporary downturn in our business. We have taken the required actions to address the industry-wide issues impacting our regular course of business and we believe we are on track to produce stronger results for the third quarter of 2023 and beyond.”

“Additionally, the implementation of our technology rollouts supports our core business and revenue enhancement opportunities. We have completed our pilot run for our sequencing project and are in the process of placing embedded project coordinators at supplier sites to expedite processing. As we continue to roll out these new growth initiatives and more rapidly process orders from our growing supplier and customer base, we expect to build both our top and bottom-line results,” concluded Curley.

Q2 2023 Financial Results & Recent Operational Highlights

•	Revenue of $1.63 million for the three month period and $4.6 million for the six month period of 2023 compared to $2.34 million for the three month period and $4.9 million for the six month period of 2022.

•	Unique supplier organizations under agreement were 230 as of June 30, 2023, an increase of 7.5% over Q2 2022, added 13 new biospecimen suppliers to iSpecimen’s proprietary network in the first half of 2023.

•	Unique customer organizations who have purchased from iSpecimen, totaled 534 in Q2 2023, an increase of 22% over Q2 2022.

•	iSpecimen Marketplace had nearly 6,900 registered research and supplier users in Q2 2023, up 24% over Q2 2022.

Q2 2023 Corporate Events

•	CEO Tracy Curley presented at the Aegis Virtual Conference April 24, 2023.

•	CEO Tracy Curley participated in a fireside chat at the Healthcare IT Virtual Conference hosted by Maxim Group and M-Vest June 1, 2023.

Financial Results for the Three and Six Month Periods Ended June 30, 2023

Revenue was approximately $1.63 million for the second quarter of 2023, a decrease of 31%, compared to approximately $2.34 million for the second quarter of 2022. The reduction in revenue was primarily due to a decrease of 2,322, or 33%, in specimen count from 7,004 specimens in the three months ended June 30, 2022 to 4,682 specimens in the three months ended June 30, 2023. The effect of the decrease in specimen count was offset by a change in the specimen mix which caused the average selling price per specimen to increase by $13, or 4%, from approximately $334 in the three months ended June 30, 2022 to $347 in the three months ended June 30, 2023.

During the six-month period ended June 30, 2023, we reported revenue of approximately $4.6 million, compared to approximately $4.9 million during the same period last year. The decrease in revenue for the six-month period ended June 30, 2023, was attributable to a decrease in average selling price per specimen of $64, or 16%, from approximately $407 in the six months ended June 30, 2022 to $343 in the six months ended June 30, 2023. The decrease in average selling price per specimen was offset by an increase of 1,383, or 12%, in specimen count from 11,928 specimens in the six months ended June 30, 2022 to 13,311 specimens in the six months ended June 30, 2023.

Cost of revenue decreased by approximately $146,000, or 15%, from approximately $1.0 million in the second quarter of 2022 to approximately $854,000 for the second quarter of 2023, which was attributable to a 33% decrease in the number of specimens accessioned for the current period compared to the same period in the prior year, offset by a $40, or 28%, increase in the average cost per specimen.

Cost of revenue for the six-month period ended June 30, 2023, was approximately $2 million compared to approximately $2.2 million for the same period in 2022, a decrease of 8%. The six-month period decrease was attributable to a 17% decrease in the average cost per specimen impacted by the specimen mix, offset by a 12% increase in the number of specimens accessioned during the six months ended June 30, 2023, over the same period in the prior year.

General and administrative expenses for the three months ended June 30, 2023, increased by $183,000, to approximately $1.8 million or 12%, compared to approximately $1.6 million for the same period in the prior year. For the six-month period ended June 30, 2023, general and administrative expenses increased by $100,000, to approximately $3.5 million or 3%, compared to approximately $3.4 million during the same period in the prior year.

Net loss was approximately $3.5 million, or $(0.39) per share, for the second quarter of 2023, compared to a net loss of approximately $2.6 million, or $(0.30) per share, for the second quarter of 2022. Net loss was approximately $5.9 million, or $(0.66) per share, for the first six months of 2023, compared to a net loss of approximately $5.0 million, or $(0.57) per share, for the first six months of 2022.

As of June 30, 2023, iSpecimen had approximately $2.0 million in cash and cash equivalents and approximately $6.2 million in available-for-sale securities, with the sum of both classifications totaling approximately $8.2 million, compared to cash of approximately $15.3 million as of December 31, 2022. This decrease was primarily the result of an increased spend for operating expenses of approximately $4.7 million and investments in technology of approximately $2.7 million offset by increased conversions of accounts receivable to cash of approximately $300,000 during the first half of 2023.

For more information on our financial results and other information relating to iSpecimen for the second quarter of 2023, including the Company’s unaudited financial statements for the three-month period ended June 30, 2023, please see the Company’s Report on Form 10-Q for the Quarterly Period ended June 30, 2023, which will be filed with the Securities and Exchange Commission (“SEC”) on its Edgar database on today, August 2, 2023.

Conference Call and Webcast Information

The Company will host a conference call and audio webcast today, August 2, 2023 at 8:30 a.m. Eastern Time featuring remarks by Tracy Curley, CEO.

Event:	iSpecimen Second Quarter 2023 Results Conference Call
Date:	Wednesday, August 2, 2023
Time:	8:30 a.m. Eastern Time
Live Call:	+1-844-826-3035 (U.S. Toll Free) or +1-412-317-5195 (International)
Webcast:	https://viavid.webcasts.com/starthere.jsp?ei=1621940&tp_key=e0a2fff245

For interested individuals unable to join the conference call, a replay will be available through August 16, 2023, at +1-844-512-2921 (U.S. Toll Free) or +1-412-317-6671 (International). Participants must use the following code to access the replay of the call: 10180082. An archived version of the webcast will also be available on iSpecimen’s Investor Relations site: https://investors.ispecimen.com/presentations/.

About iSpecimen

iSpecimen (Nasdaq: ISPC) offers an online marketplace for human biospecimens, connecting scientists in commercial and non-profit organizations with healthcare providers that have access to patients and specimens needed for medical discovery. Proprietary, cloud-based technology enables scientists to intuitively search for specimens and patients across a federated partner network of hospitals, labs, biobanks, blood centers and other healthcare organizations. For more information, please visit www.ispecimen.com.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are characterized by future or conditional verbs such as "may," "will," "expect," "intend," "anticipate," “believe," "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they discuss future expectations and plans, which contain projections of future results of operations or financial condition or state other forward-looking information.

Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to the risk factors contained in the Company's filings with the SEC, which are available for review at www.sec.gov. Forward-looking statements speak only as of the date they are made. New risks and uncertainties arise over time, and it is not possible for the Company to predict those events or how they may affect the Company. If a change to the events and circumstances reflected in the Company's forward-looking statements occurs, the Company's business, financial condition and operating results may vary materially from those expressed in the Company's forward-looking statements.

Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact:

Investor Contact

KCSA Strategic Communications

Phil Carlson / Erika Kay

iSpecimen@kcsa.com

Media Contacts

KCSA Strategic Communications

Raquel Cona / Shana Marino

iSpecimen@kcsa.com

iSpecimen Inc.

Condensed Balance Sheets

	June 30, 2023	December 31, 2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,004,500	$15,308,710
Available-for-sale securities	6,209,491	—
Accounts receivable – unbilled	1,098,356	2,327,789
Accounts receivable, net of allowance for doubtful accounts of $492,609 and $230,999 at June 30, 2023 and December 31, 2022, respectively	1,458,845	1,597,915
Prepaid expenses and other current assets	187,769	300,434
Tax credit receivable	12,332	140,873
Total current assets	10,971,293	19,675,721
Property and equipment, net	163,871	225,852
Internally developed software, net	6,300,465	4,503,787
Operating lease right-of-use asset	107,115	184,692
Security deposits	27,601	27,601
Total assets	$17,570,345	$24,617,653
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,779,920	$2,459,063
Accrued expenses	882,274	1,531,238
Operating lease current obligation	107,975	158,451
Deferred revenue	89,601	132,335
Total current liabilities	2,859,770	4,281,087
Operating lease long-term obligation	—	27,396
Total liabilities	2,859,770	4,308,483

Commitments and contingencies (See Note 8)

Stockholders’ equity
Common stock, $0.0001 par value, 200,000,000 shares authorized, 9,094,274 issued, and 9,063,274 outstanding at June 30, 2023 and 8,956,808 issued and 8,925,808 outstanding at December 31, 2022	906	892
Additional paid-in capital	68,889,903	68,573,774
Treasury stock, 31,000 shares at June 30, 2023 and December 31, 2022, at cost	(172)	(172)
Accumulated other comprehensive income	688	—
Accumulated deficit	(54,180,750)	(48,265,324)
Total stockholders’ equity	14,710,575	20,309,170
Total liabilities and stockholders’ equity	$17,570,345	$24,617,653

See accompanying notes to these unaudited condensed financial statements.

iSpecimen Inc.

Condensed Statements of Operations and Comprehensive Loss

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue	$1,625,140	$2,338,688	$4,575,339	$4,857,348
Operating expenses:
Cost of revenue	853,633	999,743	2,000,545	2,165,659
Technology	843,099	635,650	1,677,506	1,163,173
Sales and marketing	977,748	950,563	2,025,346	1,697,994
Supply development	291,360	242,380	614,862	424,450
Fulfillment	462,672	519,994	891,692	963,788
General and administrative	1,758,451	1,575,365	3,469,633	3,385,679
Total operating expenses	5,186,963	4,923,695	10,679,584	9,800,743

Loss from operations	(3,561,823)	(2,585,007)	(6,104,245)	(4,943,395)

Other income (expense), net
Interest expense	(3,535)	(42,273)	(7,070)	(80,321)
Interest income	110,882	13,881	225,144	26,535
Other income (expense), net	(29,138)	6,590	(29,255)	6,630
Total other income (expense), net	78,209	(21,802)	188,819	(47,156)

Net loss	$(3,483,614)	$(2,606,809)	$(5,915,426)	$(4,990,551)

Other comprehensive income:
Net loss	$(3,483,614)	$(2,606,809)	$(5,915,426)	$(4,990,551)
Unrealized gain (loss) on available-for-sale securities	(18,155)	—	688	—
Total other comprehensive income	(18,155)	—	688	—
Comprehensive loss	$(3,501,769)	$(2,606,809)	$(5,914,738)	$(4,990,551)

Net loss per share - basic and diluted	$(0.39)	$(0.30)	$(0.66)	$(0.57)

Weighted average shares of common stock outstanding - basic and diluted	9,033,868	8,821,698	9,011,644	8,793,723

See accompanying notes to these unaudited condensed financial statements.